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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE



                                  NEWS RELEASE


        SUITE101.COM, INC. ANNOUNCES PRELIMINARY NEGOTIATIONS TO ACQUIRE
                     UNPROVED MINORITY OIL AND GAS INTEREST.

Vancouver, British Columbia, January 22, 2003 - Suite101.com, Inc. (OTC BB:
BOWG) announced today that it is engaged in preliminary negotiations to acquire a minority interest in an unproved overseas offshore natural gas and oil exploration block. No agreements or letter of intent have been signed and no final terms for any transaction have been agreed to. The underlying rights to the exploration block are the subject of ongoing negotiations. A transaction will be subject to due diligence by the Company if and when a letter of intent and agreement are entered into. The Company has not conducted any material due diligence to date.

As presently under consideration, the minority interest would be acquired principally in exchange for shares of common stock of the Company. The issuance of the number of shares under consideration would result in a change of control of the Company, including a change in a majority of its Board of Directors. In addition, the Company's participation may require it to provide material amounts of capital which is not and may not become available to it. Such capital, if it is raised, would be effected through a sale of shares of common stock in a private offering of securities intended to be exempt from the registration requirements of the U.S. Securities Act of 1933, as amended.

There can be no assurance that any agreement will be entered into to acquire the minority interest. In addition, even if a transaction is entered into, the transaction would involve material risks to the Company, including the possibility that no commercial quantities of natural gas or oil will be discovered on the exploration block.

In early 2002, management of the Company determined to redirect the Company's activities and it disposed of its Website assets.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of Suite101.com, Inc., its directors, or its officers with respect to the future business plans and activities of the Company. Investors are cautioned that any such forward-looking statements are not guarantees of future business activities or changes in those activities and involve risks and uncertainties. There are numerous risks and uncertainties involved in the Company's negotiations to acquire the minority interest and there can


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be no assurance that any such a transaction will be entered into or will be commercially successful. The Company's future business activities involve significant risks, including among others, its possible inability to successfully redirect the Company's activities or enter into any related agreements. Additional important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-QSB. The filings may be viewed at http://www.sec.gov.




CONTACT:
Brent Peters, Chief Financial Officer
Suite101.com, Inc.
Tel:  416-628-5901
Fax:  416-628-5911